August 26, 2016
Exhibit 5.09

Entergy Louisiana, LLC
4809 Jefferson Highway
Jefferson, Louisiana 70121

Ladies and Gentlemen:

We have acted as local Texas counsel for Entergy Louisiana, LLC, a Texas limited liability company (the “Company”) in connection with the Registration Statement on Form S-3 (the “Registration Statement”), including the exhibits thereto, which the Company proposes to file on or shortly after the date hereof, relating to (I) the registration under the Securities Act of 1933, as amended, of an indeterminate aggregate principal amount of the Company’s First Mortgage Bonds (the “Bonds”). The Bonds will be issued in one or more series pursuant to the Company’s Indenture of Mortgage, dated as of September 1, 1926, with the Bank of New York Mellon, as successor trustee (the “Trustee”) (the Indenture, as heretofore amended and supplemented by all indentures amendatory thereof and supplemental thereto, including by the supplemental indenture establishing the terms of the Bonds, being hereinafter referred to as the “Indenture”); and (II) the qualification under the Trust Indenture Act of 1939, as amended, of the Indenture.

In our capacity as such counsel, we have examined the Registration Statement and the Indenture, which has been filed with the Securities and Exchange Commission as an exhibit to the Registration Statement. As to questions of fact material to the opinions expressed herein, we have relied upon representations and certifications of the officers of the Company and appropriate public officials without independent verification of such matters except as otherwise described herein. We have also examined or have caused to be examined such other documents and have satisfied ourselves as to such other matters as we have deemed necessary in order to render this opinion. In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies. We have not examined the Bonds, except a specimen thereof, and we have relied upon a certificate of the Trustee as to the authentication and delivery thereof.

Subject to the foregoing and the further exceptions and qualifications set forth below, we are of the opinion that the Bonds are legally valid and are binding obligations of the Company.

This opinion is limited to the laws of the States of New York, Louisiana and Texas and the federal laws of the United States of America. To the extent that the opinions relate to or are dependent upon the federal laws or matters governed by the laws of the State of New York, we have relied upon the opinion of Morgan, Lewis & Bockius LLP, which is being filed as Exhibit 5.07 to the Registration Statement. To the extent that the opinions relate to or are dependent upon matters governed by the laws of the State of Louisiana, we have relied upon the opinion of Mark G. Otts, Esq., Assistant General Counsel - Corporate and Securities of Entergy Services, Inc., which is being filed as Exhibit 5.08 to the Registration Statement.

We hereby consent to the filing of this opinion as Exhibit 5.09 to the Registration Statement. We also consent to the reference to us in the prospectus included in the Registration Statement under the caption “Legality.” In giving the foregoing consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,
/s/ DUGGINS WREN MANN & ROMERO, LLP